News Release

For Immediate Release:	For More Information,
July 24, 2018	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $22.7 million, or $0.77 per diluted common share, for the three months ended June 30, 2018, an increase of 71.1% in earnings per share from the $11.2 million, or $0.45 per diluted common share, recorded in the second quarter of 2017.

For the six months ended June 30, 2018, the Company recorded net income available to common shareholders of $43.4 million, or $1.46 per diluted common share, an increase of 82.5% in earnings per share from the $18.7 million, or $0.80 per diluted common share, for the six months ended June 30, 2017.

Comparisons for the financial periods presented were significantly impacted by the Company’s acquisitions of Carolina Bank Holdings, Inc. (“Carolina Bank”) in March 2017 with total assets of $682 million and ASB Bancorp, Inc. (“Asheville Savings Bank”) in October 2017 with $798 million in total assets. The assets, liabilities and earnings for the acquisitions were recorded beginning on their respective acquisition dates.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2018 was $51.2 million, a 28.3% increase from the $39.9 million recorded in the second quarter of 2017. Net interest income for the first six months of 2018 amounted to $101.7 million, a 37.1% increase from the $74.2 million recorded in the comparable period of 2017. The increase in net interest income was primarily due to the acquisitions of Carolina Bank and Asheville Savings Bank, as well as higher amounts of loans outstanding as a result of organic growth.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the second quarter of 2018 was 4.10% compared to 4.08% for the second quarter of 2017. For the six month period ended June 30, 2018, the Company’s net interest margin was 4.15% compared to 4.08% for the same period in 2017. Asset yields increased primarily as a result of five Federal Reserve interest rate increases since January 1, 2017. Funding costs also increased, but to a lesser degree. Also positively impacting interest income in 2018 was approximately $750,000 in interest recoveries received in the first quarter of the year, which primarily related to the same loans that experienced significant allowance for loan loss recoveries discussed below in “Provisions for Loan Losses and Asset Quality.”

The net interest margins for the periods were also impacted by loan discount accretion associated with acquired loan portfolios. The Company recorded loan discount accretion amounting to $2.3 million in the second quarter of 2018, compared to $2.0 million in the second quarter of 2017. For the first six months of 2018 and 2017, loan discount accretion amounted to $4.4 million and $3.3 million, respectively. The increase in loan discount accretion in 2018 was primarily due to the loan discounts recorded in the acquisitions of Carolina Bank and Asheville Savings Bank. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 3.92% for the second quarter of 2018, compared to 3.88% for the second quarter of 2017. The increase was primarily due to higher yields on loans and short-term investments resulting from higher interest rates. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

The Company recorded a negative provision for loan losses (reduction of the allowance for loan losses) of $0.7 million in the second quarter of 2018, compared to no provision for loan losses in the second quarter of 2017. For the six months ended June 30, 2018, the Company recorded a total negative provision for loan losses of $4.4 million compared to a total provision for loan losses of $0.7 million in the same period of 2017.

During the first half of 2018, the Company experienced net loan recoveries of $4.4 million, including full payoffs received on four loans in the first quarter of 2018 that had been previously charged-down by approximately $3.3 million. The amounts received in excess of the prior charge-downs were recorded as interest income recoveries, and those four loans were primarily responsible for the $750,000 in interest recoveries previously noted.

The Company’s provision for loan losses have also been impacted by continued improvement in asset quality. The Company’s nonperforming assets to total assets ratio was 0.90% at June 30, 2018 compared to 1.21% at June 30, 2017. The ratio of annualized net charge-offs (recoveries) to average loans for the six months ended June 30, 2018 was (0.21%), compared to 0.03% for the same period of 2017.

Noninterest Income

Total noninterest income was $16.1 million and $11.9 million for the three months ended June 30, 2018 and June 30, 2017, respectively. For the six months ended June 30, 2018, noninterest income amounted to $32.1 million compared to $21.7 million for the same period of 2017.

Core noninterest income for the second quarter of 2018 was $15.3 million, an increase of 31.6% from the $11.6 million reported for the second quarter of 2017. For the first six months of 2018, core noninterest income amounted to $31.5 million, a 47.2% increase from the $21.4 million recorded in the comparable period of 2017. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The primary reason for the increase in core noninterest income in 2018 was an increase in SBA loan sales volume. During the three and six months ended June 30, 2018, the Company realized $2.6 million and $6.4 million in gains on SBA loan sales, respectively. In comparison, during the three and six months ended June 30, 2017, the Company realized $0.9 million and $1.5 million in gains on SBA loan sales, respectively. Also contributing to the increase in core noninterest income in 2018 were the acquisitions of Carolina Bank and Asheville Savings Bank.

Fees from presold mortgages amounted to $0.8 million and $1.7 million for the three and six month periods ended June 30, 2018, respectively, compared to $1.5 million and $2.3 million for the three and six month periods ended June 30, 2017, respectively.  The declines in 2018 are primarily due to the Company’s mortgage loan department originating a higher percentage of loans with construction components that are recorded to the Company’s loan portfolio.

Commissions from sales of insurance and financial products amounted to $2.1 million in the second quarter of 2018, compared to $1.0 million in the second quarter of 2017. For the six months ended June 30, 2018 and 2017, the Company recorded $4.1 million and $1.9 million, respectively, in commissions from sales of insurance and financial products. The increase was primarily due to the acquisition of an insurance agency during the third quarter of 2017.

The Company recorded other gains of $0.9 million in the second quarter of 2018, which primarily related to a gain on a sale of a previously closed branch building. In the second quarter of 2017, the Company reported other gains of $0.5 million, which primarily related to the sale of a pool of default judgements to a third-party firm.

Noninterest Expenses

Noninterest expenses amounted to $38.9 million in the second quarter of 2018 compared to $35.1 million recorded in the second quarter of 2017. Noninterest expenses for the six months ended June 30, 2018 amounted to $82.5 million compared to $67.2 million in 2017. The increase in noninterest expenses in 2018 related primarily to the Company’s acquisitions of Carolina Bank and Asheville Savings Bank.

Also impacting expenses were other growth initiatives, including continued growth of the Company’s SBA consulting firm and SBA lending division, as well as the acquisition of an insurance agency during the third quarter of 2017.

Merger expenses for the three and six months ended June 30, 2018 include $0.6 million and $1.4 million of expense related to increases in an earn-out liability associated with a prior year acquisition.

Income Taxes

The Company’s effective tax rate for the second quarter of 2018 was 22.1% compared to 33.2% in the second quarter of 2017. For the six months ended June 30, 2018 and 2017, the Company’s effective tax rate was 22.1% and 33.2%, respectively. The lower effective tax rate in 2018 was due to the Tax Cuts and Jobs Act, which was signed into law in December 2017 and reduced the federal tax rate from 35% to 21%.

Balance Sheet and Capital

Total assets at June 30, 2018 amounted to $5.7 billion, a 26.3% increase from a year earlier. Total loans at June 30, 2018 amounted to $4.1 billion, a 22.9% increase from a year earlier, and total deposits amounted to $4.6 billion at June 30, 2018, a 25.0% increase from a year earlier. The significant increases are largely due to the acquisition of Asheville Savings Bank on October 1, 2017.

The Company experienced steady organic loan and deposit growth during the first six months of 2018. Organic loan growth for the six months ended June 30, 2018 amounted to $107 million, or 5.2% annualized, and organic deposit growth amounted to $146.7 million, or 6.7% annualized during that same period. This growth was a result of ongoing internal initiatives to enhance loan and deposit growth, including the Company’s recent expansion into higher growth markets. A $41 million deposit received in the first quarter of 2018 that was expected to be transferred outside the Company in the second quarter of 2018 is now expected to be transferred out in the third quarter of 2018.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at June 30, 2018 of 13.10%, an increase from the 12.61% reported at June 30, 2017. The Company’s tangible common equity to tangible assets ratio was 8.59% at June 30, 2018, an increase of 61 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased to report another quarter of strong earnings, as we continue to see good results from our strategic initiatives.”

The following includes additional discussion of business development and other miscellaneous matters affecting the Company during the second quarter of 2018:

•	On June 15, 2018, the Company announced a quarterly cash dividend of $0.10 per share payable on July 25, 2018 to shareholders of record on June 30, 2018. This dividend rate represents a 25% increase over the dividend rate declared in the second quarter of 2017.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 102 branches in North Carolina and South Carolina. First Bank also operates two mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$51,451	39,656
Interest on investment securities	2,833	2,429
Other interest income	2,451	742
Total interest income	56,735	42,827	32.5%
Interest expense
Interest on deposits	3,233	1,732
Interest on borrowings	2,270	1,179
Total interest expense	5,503	2,911	89.0%
Net interest income	51,232	39,916	28.3%
Provision (reversal) for loan losses	(710)	—	n/m
Net interest income after provision for loan losses	51,942	39,916	30.1%
Noninterest income
Service charges on deposit accounts	3,122	2,966
Other service charges, commissions, and fees	4,913	3,554
Fees from presold mortgage loans	796	1,511
Commissions from sales of insurance and financial products	2,119	1,038
SBA consulting fees	1,126	1,050
SBA loan sale gains	2,598	927
Bank-owned life insurance income	628	580
Foreclosed property gains (losses), net	(99)	(248)
Securities gains (losses), net	—	—
Other gains (losses), net	908	497
Total noninterest income	16,111	11,875	35.7%
Noninterest expenses
Salaries expense	18,446	16,299
Employee benefit expense	4,084	4,042
Occupancy and equipment related expense	3,784	3,721
Merger and acquisition expenses	640	1,122
Intangibles amortization expense	1,745	1,031
Other operating expenses	10,174	8,869
Total noninterest expenses	38,873	35,084	10.8%
Income before income taxes	29,180	16,707	74.7%
Income tax expense	6,450	5,553	16.2%

Net income available to common shareholders	$22,730	11,154	103.8%

Earnings per common share – basic	$0.77	0.45	71.1%
Earnings per common share – diluted	0.77	0.45	71.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$51,232	39,916
Tax-equivalent adjustment (1)	367	693
Net interest income, tax-equivalent	$51,599	40,609	27.1%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$101,621	73,359
Interest on investment securities	5,799	4,696
Other interest income	4,376	1,240
Total interest income	111,796	79,295	41.0%
Interest expense
Interest on deposits	5,906	3,134
Interest on borrowings	4,151	1,949
Total interest expense	10,057	5,083	97.9%
Net interest income	101,739	74,212	37.1%
Total provision (reversal) for loan losses	(4,369)	723	n/m
Net interest income after provision for loan losses	106,108	73,489	44.4%
Noninterest income
Service charges on deposit accounts	6,385	5,580
Other service charges, commissions, and fees	9,510	6,727
Fees from presold mortgage loans	1,655	2,279
Commissions from sales of insurance and financial products	4,059	1,878
SBA consulting fees	2,267	2,310
SBA loan sale gains	6,400	1,549
Bank-owned life insurance income	1,251	1,088
Foreclosed property gains (losses), net	(387)	(223)
Securities gains (losses), net	—	(235)
Other gains (losses), net	912	731
Total noninterest income	32,052	21,684	47.8%
Noninterest expenses
Salaries expense	37,844	30,249
Employee benefit expense	8,691	7,490
Occupancy and equipment related expense	7,838	6,963
Merger and acquisition expenses	3,401	3,495
Intangibles amortization expense	3,417	1,607
Other operating expenses	21,280	17,352
Total noninterest expenses	82,471	67,156	22.8%
Income before income taxes	55,689	28,017	98.8%
Income tax expense	12,286	9,308	32.0%
Net income available to common shareholders	$43,403	18,709	132.0%

Earnings per common share – basic	$1.47	0.80	83.8%
Earnings per common share – diluted	1.46	0.80	82.5%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$101,739	74,212
Tax-equivalent adjustment (1)	723	1,278
Net interest income, tax-equivalent	$102,462	75,490	35.7%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,				Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2018		2017		2018		2017
Return on average assets (1)	1.61%		1.01%		1.56%		0.91%
Return on average common equity (2)	12.70%		9.01%		12.33%		8.27%
Net interest margin – tax-equivalent (3)	4.10%		4.08%		4.15%		4.08%
Net charge-offs (recoveries) to average loans	(0.07%	)	(0.06%	)	(0.21%	)	0.03%

COMMON SHARE DATA
Cash dividends declared – common	$0.10		0.08		0.20		0.16
Stated book value – common	24.20		20.29		24.20		20.29
Tangible book value – common	15.79		14.16		15.79		14.16
Common shares outstanding at end of period	29,702,912		24,678,295		29,702,912		24,678,295
Weighted average shares outstanding – basic	29,544,747		24,593,307		29,539,308		23,288,635
Weighted average shares outstanding – diluted	29,632,738		24,671,550		29,630,822		23,368,503

CAPITAL RATIOS
Tangible common equity to tangible assets	8.59%		7.98%		8.59%		7.98%
Common equity tier I capital ratio - estimated	11.35%		10.44%		11.35%		10.44%
Tier I leverage ratio - estimated	10.05%		9.77%		10.05%		9.77%
Tier I risk-based capital ratio - estimated	12.55%		11.91%		12.55%		11.91%
Total risk-based capital ratio - estimated	13.10%		12.61%		13.10%		12.61%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,671,620		4,448,404		5,610,568		4,147,095
Loans	4,133,689		3,327,391		4,116,592		3,115,335
Earning assets	5,042,904		3,989,593		4,980,266		3,734,059
Deposits	4,512,559		3,610,944		4,458,182		3,381,861
Interest-bearing liabilities	3,671,692		2,944,208		3,650,528		2,762,579
Shareholders’ equity	717,975		496,791		709,693		456,415

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Net interest income – tax-equivalent (1)	$51,599	50,863	49,470	42,341	40,609
Taxable equivalent adjustment (1)	367	356	610	702	693
Net interest income	51,232	50,507	48,860	41,639	39,916
Provision (reversal) for loan losses	(710)	(3,659)	—	—	—
Noninterest income	16,111	15,941	14,862	12,362	11,875
Noninterest expense	38,873	43,598	43,617	34,384	35,084
Income before income taxes	29,180	26,509	20,105	19,617	16,707
Income tax expense	6,450	5,836	5,928	6,531	5,553
Net income	22,730	20,673	14,177	13,086	11,154

Earnings per common share – basic	0.77	0.70	0.48	0.53	0.45
Earnings per common share – diluted	0.77	0.70	0.48	0.53	0.45

(1) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At June 30, 2018	At Mar. 31, 2018	At Dec. 31, 2017	At June 30, 2017	One Year Change
Assets
Cash and due from banks	$97,163	78,217	114,301	80,234	21.1%
Interest bearing deposits with banks	462,972	448,515	375,189	337,326	37.2%
Total cash and cash equivalents	560,135	526,732	489,490	417,560	34.1%

Investment securities	442,333	453,059	461,773	335,362	31.9%
Presold mortgages	9,311	6,029	12,459	13,071	-28.8%

Total loans	4,149,390	4,113,785	4,042,369	3,375,976	22.9%
Allowance for loan losses	(23,298)	(23,298)	(23,298)	(24,025)	-3.0%
Net loans	4,126,092	4,090,487	4,019,071	3,351,951	23.1%

Premises and equipment	113,774	115,542	116,233	96,605	17.8%
Intangible assets	255,610	255,760	257,507	151,256	69.0%
Foreclosed real estate	8,296	11,307	12,571	11,196	-25.9%
Bank-owned life insurance	100,413	99,786	99,162	87,501	14.8%
Other assets	101,636	82,825	78,771	64,118	58.5%
Total assets	$5,717,600	5,641,527	5,547,037	4,528,620	26.3%

Liabilities
Deposits:
Non-interest bearing checking accounts	$1,252,214	1,227,608	1,196,161	990,004	26.5%
Interest bearing checking accounts	915,666	896,189	884,254	728,973	25.6%
Money market accounts	1,021,659	1,026,043	982,822	781,086	30.8%
Savings accounts	440,475	445,405	454,860	411,814	7.0%
Brokered deposits	238,098	251,043	239,659	167,669	42.0%
Internet time deposits	6,999	7,248	7,995	9,779	-28.4%
Other time deposits > $100,000	402,109	357,595	347,862	304,716	32.0%
Other time deposits	276,401	284,577	293,342	250,289	10.4%
Total deposits	4,553,621	4,495,708	4,406,955	3,644,330	25.0%

Borrowings	407,076	407,059	407,543	355,405	14.5%
Other liabilities	32,181	33,110	39,560	28,234	14.0%
Total liabilities	4,992,878	4,935,877	4,854,058	4,027,969	24.0%

Shareholders’ equity
Common stock	434,117	433,305	432,794	262,901	65.1%
Retained earnings	301,800	282,038	264,331	240,682	25.4%
Stock in rabbi trust assumed in acquisition	(3,214)	(3,588)	(3,581)	(4,257)	24.5%
Rabbi trust obligation	3,214	3,588	3,581	4,257	-24.5%
Accumulated other comprehensive loss	(11,195)	(9,693)	(4,146)	(2,932)	-281.8%
Total shareholders’ equity	724,722	705,650	692,979	500,651	44.8%
Total liabilities and shareholders’ equity	$5,717,600	5,641,527	5,547,037	4,528,620	26.3%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Yield on loans	4.99%	4.96%	4.79%	4.84%	4.78%
Yield on securities	2.47%	2.60%	2.77%	2.89%	2.76%
Yield on other earning assets	2.19%	2.20%	1.23%	1.38%	0.96%
Yield on all interest earning assets	4.51%	4.54%	4.30%	4.42%	4.31%

Rate on interest bearing deposits	0.40%	0.34%	0.31%	0.29%	0.26%
Rate on other interest bearing liabilities	2.24%	1.87%	1.62%	1.75%	1.54%
Rate on all interest bearing liabilities	0.60%	0.51%	0.46%	0.45%	0.40%
Total cost of funds	0.45%	0.38%	0.35%	0.34%	0.30%

Net interest margin (1)	4.07%	4.17%	3.96%	4.09%	4.01%

Net interest margin – tax-equivalent (2)	4.10%	4.19%	4.01%	4.16%	4.08%

Average prime rate	4.80%	4.53%	4.30%	4.25%	4.04%

(1)	Calculated by dividing annualized net interest income by average earning assets for the period.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Interest income – increased by accretion of loan discount	$2,296	2,111	2,003	1,745	1,968
Interest expense – reduced by premium amortization of deposits	101	116	140	85	103
Interest expense – increased by discount accretion of borrowings	(45)	(45)	(46)	(43)	(29)
Impact on net interest income	$2,352	2,182	2,097	1,787	2,042

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2018		Mar. 31, 2018		Dec. 31, 2017	Sept. 30, 2017		June 30, 2017

Nonperforming assets
Nonaccrual loans	$25,494		21,849		20,968	23,350		22,795
Troubled debt restructurings - accruing	17,386		18,495		19,834	20,330		21,019
Accruing loans > 90 days past due	—		—		—	—		—
Total nonperforming loans	42,880		40,344		40,802	43,680		43,814
Foreclosed real estate	8,296		11,307		12,571	9,356		11,196
Total nonperforming assets	$51,176		51,651		53,373	53,036		55,010
Purchased credit impaired loans not included above (1)	$20,832		22,147		23,165	15,034		16,846
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans - annualized	(0.07%	)	(0.36%	)	0.13%	(0.07%	)	(0.06%	)
Nonperforming loans to total loans	1.03%		0.98%		1.01%	1.27%		1.30%
Nonperforming assets to total assets	0.90%		0.92%		0.96%	1.16%		1.21%
Allowance for loan losses to total loans	0.56%		0.57%		0.58%	0.72%		0.71%
Allowance for loan losses + unaccreted discount to total loans	1.16%		1.20%		1.24%	1.21%		1.24%

(1)	In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Net interest income, as reported	$51,232	50,507	48,860	41,639	39,916
Tax-equivalent adjustment	367	356	610	702	693
Net interest income, tax-equivalent (A)	$51,599	50,863	49,470	42,341	40,609
Average earning assets (B)	$5,042,904	4,917,628	4,899,421	4,040,257	3,989,593
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.10%	4.19%	4.01%	4.16%	4.08%

Net interest income, tax-equivalent	$51,599	50,863	49,470	42,341	40,609
Loan discount accretion	2,296	2,111	2,003	1,745	1,968
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$49,303	48,752	47,467	40,596	38,641
Average earnings assets (B)	$5,042,904	4,917,628	4,899,421	4,040,257	3,989,593
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.92%	4.02%	3.84%	3.99%	3.88%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this note. Loan discount accretion is a non-cash interest income adjustment that is primarily related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At June 30, 2018, the Company had a remaining loan discount balance of $25.0 million compared to $18.0 million at June 30, 2017. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.